Exhibit 99.1

Nine Energy Service Names S. Brett Luz Chief Accounting Officer

HOUSTON (September 4, 2018) - Nine Energy Service, Inc. (NYSE: NINE) a leading North American oilfield services company that offers completion and production solutions, announced today S. Brett Luz, CPA joined the company as Chief Accounting Officer. Luz assumes the role following the retirement of Rich Woolston who has been with Nine since 2011.

A certified CPA, Luz brings over 18 years of accounting experience to Nine. In his new role as Chief Accounting Officer, Luz will oversee all financial analysis and reporting and corporate financial accounting efforts.

“We are excited to welcome Brett to Nine’s executive leadership team as Chief Accounting Officer following the retirement of Rich Woolston,” said Ann Fox, President and CEO, Nine Energy Service. “We wish Rich the best in his retirement and would like to thank him for his many years of outstanding service and his integral role in guiding Nine to success. We believe Brett is an excellent fit to step in and continue this trend, and look forward to the financial leadership and expertise he will bring to our company.”

Prior to joining Nine, Luz spent the past seven years with specialty energy infrastructure contractor, Willbros Group, Inc., in several accounting roles, culminating in his position as Vice President and Chief Accounting Officer. He also previously executed the financial statements of public and private companies in the oil and gas industry and other sectors with PricewaterhouseCoopers LLP.

“Brett has accumulated an impressive amount of diverse accounting and leadership experience and I look forward to working with him here at Nine,” said Clinton Roeder, CFO, Nine Energy Service. “Brett’s expertise will make him a valued asset to our team, and help guide Nine’s financial growth moving forward.”

“Nine has a strong reputation as a leader in the industry and exemplifies world-class commitment to service for their customers,” stated Luz. “I’m thrilled to join a team of such experienced professionals and welcome the opportunity to help Nine towards continued success.”

Luz holds a Bachelor of Business Administration in Accounting and Finance from Texas Christian University.

About Nine Energy Service

Nine Energy Service is an oilfield services company that offers completion and production solutions throughout North America. The Company brings years of experience with a deep commitment to serving clients with smarter, customized solutions and world-class resources that drive efficiencies. Strategically located throughout the U.S. and Canada, Nine continues to differentiate itself through superior service quality, wellsite execution and cutting-edge technology. Nine is headquartered in Houston, Texas with operating facilities in the Permian, Eagle Ford, SCOOP/STACK, Niobrara, Barnett, Bakken, Marcellus, Utica and throughout Canada. For more information about Nine, visit their website at www.nineenergyservice.com.

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Media Contact:

Heather Schmidt

Director, Investor Relations and Marketing

heather.schmidt@nineenergyservice.com

281-730-5113